Exhibit 99

Sypris Receives Letter of Reprimand from NASDAQ Department

Shares Remain Listed On NASDAQ In Good Standing

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 8, 2009--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today announced that it has received a Letter of Reprimand from the Nasdaq Listing Qualifications Department of The NASDAQ Stock Market LLC indicating that the Company inadvertently failed to comply with the stockholder approval requirements set forth in Nasdaq Listing Rule 5635, in connection with the Company’s option exchange tender offer conducted from March 31, 2008 to May 12, 2008.

The Department noted “that the Company believed that shareholder approval was not required for the Offer.” The Department also noted (i) that the Company had not demonstrated a pattern of non-compliance with Nasdaq Rules, (ii) that the Company had relied on the advice of counsel and (iii) that the Company’s failure to comply with the Rule was inadvertent. Finally, the Department stated its belief that “it is appropriate to close this matter by issuing this Letter of Reprimand,” without further affecting the listing or trading status of the Company’s common stock on The NASDAQ Global Market.

John R. McGeeney, the Company’s General Counsel, stated, “We accept NASDAQ’s determination that we should have obtained stockholder approval before proceeding with the exchange offer. The Company’s Management and the Board are committed to good governance practices, and the Company certainly would have sought stockholder approval of the exchange if we had believed it was required. We plan to amend our plan language to require explicit stockholder approval prior to any future exchange, repricing or similar action.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, Chief Financial Officer, 502-329-2000